Exhibit 16.1

July 15, 2015

United States Securities and Exchange Commission
100 F Street, N.E.
Washington DC 20549-7561

Re: Asteriko Corp.
    Commission File Number: 333-197692

Commissioners:

We have read Item 4.01 of Form 8-K dated July 15, 2015, of Asteriko Corp. (the "Company") and are in agreement with the statements contained therein insofar as they relate to our firm.

Very truly yours,


/s/ Li and Company, PC
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Li and Company, PC